Exhibit (p)(41)(v)

Bridgeway Funds, Inc.

Bridgeway Capital Management, Inc.1

Code of Ethics and Personal Trading Policy

As Amended on June 16, 2009

I. Overview

Too frequently, a focus on money and its management leads to compromises in integrity, conflicts of interest, and loss of broader perspective. We seek to address each of these areas in this Code of Ethics (“Code”) adopted by Bridgeway Funds, Inc. (the “Funds”) and Bridgeway Capital Management, Inc. (the “Adviser” or “Bridgeway”). Each person (including the Adviser’s directors) when joining Bridgeway, and annually thereafter, is required to certify in writing compliance with the Code. A glossary of terms is located at Appendix A.

This Code has been adopted by Fund and the Adviser in compliance with Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Any material change to this Code must be approved by the Funds’ Board of Directors and the Adviser’s Compliance Committee.

The Adviser’s Chief Compliance Officer or designee (“CCO”) is responsible for the administration of this Code. Any questions related to the Code should be directed to the CCO.

II. Frequently Asked Questions

A.	Who is an Access Person?

Because Bridgeway is a small company, accessibility to proprietary and corporate information is fairly common and routine. Essentially, all Bridgeway partners, staff and directors of the Adviser are considered Access Persons. Therefore, a partner or staff person “becomes” an Access Person upon being hired. See Appendix A for the complete definition of who is an Access Person. Reporting requirements for Access Persons include those accounts in which the Access Person has direct or indirect Beneficial Ownership. See below and Appendix A for a more detailed explanation of Beneficial Ownership or Beneficial Interest. Notwithstanding the foregoing, an Access Person does not include those persons deemed to be Exempt-Access Persons.

B.	Which Securities are Subject to this Code?

This Code applies to all investments in Covered Securities.

A “Covered Security” means all securities described in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act except (i) securities that are direct obligations of the Government of the United States, such as Treasury bills, notes and bonds and derivatives thereof, (ii) bankers’ acceptances, (iii) bank certificates of deposit, (iv) commercial paper, (v) high quality short-term debt instruments (including repurchase agreements), (vi) shares of money market funds, (vii) shares of registered, open-end mutual funds (other than shares of Advised Funds), and (viii) shares issued by unit investment trusts that are invested

[1]

In the spirit of Bridgeway Capital Management’s non-hierarchical corporate structure, staff members refer to one another as “partners.” Bridgeway Capital Management, Inc. is an S-Corporation. The use of the term does not imply a partnership organizational structure. The use of the term “partner” in this document refers to any member of the Bridgeway Capital Management staff.

exclusively in one or more open-end funds (none of which are Advised Funds). Please note that shares of closed-end funds are included under the definition of Covered Security. Furthermore, all shares of Exchange-Traded Funds (“ETFs”), whether organized as open-end funds or otherwise, are considered Covered Securities for purposes of this Code.

To clarify, a Covered Security includes shares of an Advised Fund and shares of a unit investment trust that invests in an Advised Fund. Therefore, the purchase or sale of shares of an Advised Fund as well as the purchase or sale of shares issued by unit investment trusts that are invested in an Advised Fund are subject to reporting under the Code (although as indicated below do not require pre-clearance).

C.	Which Accounts are Covered by this Code?

This Code covers all personal securities accounts and transactions in which an Access Person has direct or indirect Beneficial Ownership. This may include accounts not only in the names of Access Persons, but other accounts not registered in their names, including accounts held for their benefit, by certain family members and by certain trusts, estates, partnerships and corporations. Accounts managed by another investment adviser in which the Access Person has no direct or indirect influence or control over investment decisions made for that account are not covered by this Code.

See Appendix A for a more complete description of the definition of Beneficial Ownership and the types of accounts that are subject to this Code. The following is an example of a transaction that is subject to reporting under this Code (this example is not meant to cover all cases, but only to show how the Code works in a particular fact situation):

Example: The wife of an Access Person has a custodial account for a minor child. Because of the Beneficial Ownership provisions, this is an account subject to the Code. The account holds Covered Securities. The Covered Securities are sold. This transaction is reportable under the Code and subject to the pre-clearance requirements (as discussed below).

III. Standards of Conduct

A.	Adviser’s Business Values

As highlighted in the Adviser’s mission statement, our primary role is a financial one. As stewards of other people’s money, we are required to act for their benefit, while subordinating our personal interests to advance their interests. Accordingly, we strive to:

•	uphold the highest standards of integrity.

•	maintain a long term risk-adjusted investment performance record in the top 5% of investment advisers,

•	provide friendly, quality service, and

•	achieve a superior (efficient) cost structure.

Our four business values are stated in order; it is not by accident that integrity is at the top of this list. We will not compromise integrity to excel in any other area. Long term, we believe our commitment to integrity will actually contribute to better investment performance, service quality, and efficiency as well - but even if it doesn’t - integrity will prevail. We look for ways to challenge each other positively to strive to meet this ideal. Material breaches of this Code will be dealt with at the highest level (at a minimum in discussion with the Funds’ Board of Directors and the Adviser’s Compliance Committee) and could result in a variety of disciplinary actions including, but not limited to, a written warning, fines, disgorgement, probation or loss of employment. The Code is not just a document to read once and put away. Issues of integrity are a part of our normal business activity, and the Adviser’s staff discusses them as they arise.

B.	Conflicts of Interest

We seek to manage conflicts of interest in the best interest of our Clients. Bridgeway believes that a “Conflict of Interest” occurs when the interests of Bridgeway, its partners, other personnel, the Bridgeway Foundation and/or other third parties are placed ahead or could potentially be placed ahead of the interests of its Clients. This definition also includes conflicts between Clients or groups of Clients and situations where personnel could receive personal profits and/or benefits. The Adviser maintains a conflicts of interest policy addressing the identification and management of the Adviser’s conflicts of interests.

C.	Disclosure and Confidentiality

All partners (and the Adviser’s directors) are required to zealously protect the confidentiality of our investment management techniques and non-public information on our Clients and shareholders. Our Confidentiality Agreement, which all partners (and the Adviser’s directors) sign, formalizes this process.

D.	Gifts

A partner may not accept any gifts over $100 in value from any one person or entity doing business with or potentially doing business with the Adviser or Funds on a calendar year basis, excluding perishable items. Perishable items may be accepted and shared with other partners to the extent possible. Gifts received by a partner with a value greater than $10 must be reported to Compliance and may be auctioned off if desired. The proceeds of all auctions will be donated to charities or charitable projects. See Gift and Business Entertainment Policy for additional details.

E.	Charitable Contributions

Partners may not make charitable contributions to organizations with the intention of unduly influencing (either directly or indirectly via the charitable contribution matching program) a third-party that has a current relationship with the Adviser and/or Funds or is considered a business prospect.

F.	Political Contributions

Partners may not make political contributions for the purpose of obtaining or retaining advisory contracts. In addition, partners may not consider the Adviser’s current or anticipated business relationships as a factor in soliciting political contributions.

G.	Our Word

One’s verbal or written commitment affects others’ perceptions of our integrity. When we are unable to meet a commitment we try to inform, and as appropriate, to renegotiate the terms of our commitment.

H.	Peer Accountability and Communication

We encourage our partners to have open and honest communication to help each other uphold our core values, build a participant environment for all partners and strengthen accountability of our teams. We are committed to this endeavor as evidenced by our weekly staff meetings and periodic training to improve our communication skills.

I.	Serving on Company Boards

Any partner’s (or director’s) participation on the board of directors of a for-profit public or private company must be cleared by the CCO and reported to the Adviser’s Compliance Committee. Non-profit board positions must be reported to the CCO. Serious consideration must be given to the appropriateness of such relationships, potential conflicts of interest, and insider trading considerations. See the Adviser’s Supervision of Outside Activities policy for further information.

J.	Loss of Broader Perspective

We fight the tendency toward financial myopia through training, company-wide discussions, and encouraging a strong and positive life outside work.

K.	Compliance With Federal Securities Laws

Each partner (and the Adviser’s directors) shall comply with applicable Federal Securities Laws.

K.	Unlawful Actions

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

IV. Personal Trading Restrictions

A.	General Overview

We encourage all Access Persons, but investment management team (“Investment Management Team”) members especially, to hold shares of the Funds (or any other Advised Fund) as their primary method of investment. Our investors should be able to expect the best performance Bridgeway is able to achieve. In short, they should be able to say, “I want to invest in what they are investing in.”

When an individual becomes an Access Person, including a member of the Investment Management Team or a director of the Adviser, he or she will, generally, not be required to sell Covered Securities held in personal accounts that are also held in Client accounts as long as the individual complies with the reporting requirements of this Code of Ethics. This provision is subject to John Montgomery’s review of all Access Persons’ personal securities holdings at the time of employment and annually thereafter.

B.	All Access Persons

Access Persons may not purchase or sell any Covered Security (except for shares of an Advised Fund) that the Adviser:

1.	Is purchasing or selling in Client accounts;

2.	Has recommended for purchase or sale in Client accounts;

3.	Has decided to purchase or sell in Client accounts but has not yet made the recommendation; or

4.	Is seriously considering purchasing or selling in Client accounts but has not yet made a final decision related to such Covered Security.

In certain circumstances the CCO may approve the sale of a personal security even if one or more of the conditions above is present if she determines: 1) no client is harmed as a result of the transaction; 2) not approving the sale would result in a significant financial detriment to the Access Person; and 3) the Access Person is not unfairly advantaged as a result of the transaction. Personal securities transactions in Covered Securities are subject to the pre-clearance requirements outlined below in Section V.

C.	Investment Management Team – Additional Restriction

Investment Management Team members, including portfolio managers and other investment management staff, may not purchase any Covered Security (including ETFs) (except for shares of an Advised Fund) that is held in any Client portfolio or is under serious consideration for purchase or sale in Client accounts by Bridgeway. Under limited circumstances, and subject to pre-clearance requirements described in Section V. below, members of the Investment Management Team may sell securities which are, or could be held in Client portfolios.

Further, Investment Management Team members are prohibited from investing in Initial Public Offerings.

D.	Insider Trading

Insider trading is a serious breach of confidentiality and is against federal securities laws. Insider trading is generally defined as the use of material non-public information to trade in securities or the communication of this information to others. The use of material, non-public information either by a partner (or the Adviser’s directors) for his/her own personal benefit or disclosed to any person outside of Bridgeway employment is considered insider trading. Material information is information which a reasonable investor would consider important in making an investment decision or is reasonably certain to have a substantial impact on the price of a company’s securities.

If a partner (or the Adviser’s directors) receives information believed to be material non-public information, he or she should not communicate this information to anyone outside of Bridgeway and should refrain from communicating this information to any partner other than the CCO. The CCO will make a determination as to the appropriate action to be taken including the communication of this information to other partners and/or legal counsel. Please see the Adviser’s insider trading policy for more information.

V. Pre-clearance of Personal Securities Transactions

Access Persons may not engage in a personal securities transaction involving a Covered Security unless it has been approved through Bridgeway’s pre-clearance process. Access Persons seeking pre-clearance of personal securities transactions involving a Covered Security must complete and submit a pre-clearance form to John Montgomery, Elena Khoziaeva or Michael Whipple, a copy of which is attached to this Code of Ethics as Form E. A member of the Investment Management Team listed above will pre-clear all such transactions. In certain circumstances the CCO may approve the sale of a personal security – see Section IV.B. above. Under no circumstances may someone approve/disapprove his/her own pre-clearance request. All approved personal securities transactions must be completed within one trading day following the date of approval except as otherwise provided below. If the trade is not executed within this one day time period, a new pre-clearance form must be submitted.

A new pre-clearance authorization will not be required if a trade is not completed within one trading day in certain circumstances including, but not limited to, the following: (i) delays in execution related to a transfer of securities; (ii) delays in execution related to gifts or donations of securities made in-kind; and (iii) delays in the completion of a trade involving low liquidity stocks. Partners are responsible for communicating such delays to the CCO.

No explanations are required for refusals. In some cases, trades may be rejected for reasons that are confidential.

Transactions in an Advised Fund are not required to be pre-cleared by any Access Person.

Initial Public Offerings and Limited Offerings

Access Persons are prohibited from acquiring any Covered Securities in an Initial Public Offering or Limited Offering, unless there is prior approval on a pre-clearance form. However, Investment Management Team members are prohibited from investing in Initial Public Offerings.

VI. Reporting Requirements – Access Persons

A.	Annual and Initial Holdings Reports (excluding the Independent Directors of Bridgeway Funds, Inc.)

Every Access Person shall disclose to the Chief Compliance Officer (or her designee) all personal Covered Securities holdings and all securities accounts (including accounts that hold only securities excluded from the definition of Covered Security no later than ten days after becoming an Access Person (which in most cases may be upon commencement of employment) (the “Initial Holdings Report”) and thereafter on an annual basis as of December 31 (the “Annual Holdings Report”). Forms for this purpose are attached to the Code (Forms A and B). The information in the Initial Holdings Report and Annual Holdings Report must be current as of a date no more than 45 days prior to the date the report is submitted. Securities account statements may be attached to the report rather than listing each holding on the form so long as the statements contain all the required information, as described below.

Further, a report need not be completed if the CCO is in receipt of the Access Person’s account statements so long as the statements contain all the required information, as described below. Additionally, those Access Persons not completing the Annual Holdings Report will be required to confirm in writing to the CCO that the statements received by Bridgeway are complete and accurate. The CCO will provide a composite list of all such statements for the Access Person’s review and approval.

Information to be included in this report is as follows:

•	Account Number

•	Security Name

•	Ticker Symbol or CUSIP number

•	Number of Shares or Par

•	Principal Amount

•	Broker or Bank Name

•	Date of the Report

B.	Quarterly Transaction Reports (excluding the Independent Directors of Bridgeway Funds, Inc.)

Every Access Person is required to submit reports to the Chief Compliance Officer (or her designee) no later than 30 days after the end of each calendar quarter describing each personal transaction in a Covered Security effected (including those that have been pre-cleared) and securities accounts opened or closed (including accounts that hold only securities excluded from the definition of Covered Security) during the quarter. The report must be signed and dated by the reporting person and include a complete response to each item on the Quarterly Transactions Report (Form D). An Access Person does not have to report transactions effected pursuant to an Automatic Investment Plan. If an Access Person has no transactions or account openings/closings to report in a calendar quarter, he or she must check the “no transactions to report” box on the Quarterly Transactions Report, sign and date the report and return it to the CCO (or her designee) by the reporting deadline.

Late filings are not acceptable and can lead to disciplinary action, including termination of employment.

Access Persons need not disclose securities transactions on the Quarterly Transactions Report if the report would duplicate information contained in broker trade confirmations/statements timely received (i.e., no later than 30 days after the end of the quarter) by the CCO. All Access Persons are responsible for ensuring Compliance receives the account statements with the required information, as described below, and, if not received, completing a Quarterly Transactions Report.

Information to be included on this quarterly transactions report is as follows:

•	Trade Date

•	Security Name

•	Ticker Symbol, CUSIP number

•	Number of Shares or Par

•	Interest Rate and Maturity

•	Type of Transaction (Purchase, Sale or Other)

•	Price

•	Principal Amount

•	Broker Name

•	Account Number

•	Date of Report

C.	Reporting Requirements – Independent Directors of Bridgeway Funds, Inc.

Each Independent Director (that is, one who is not an ‘‘interested person” of the Fund as defined in the 1940 Act) must within 30 days after the end of each calendar quarter file a report with the Chief Compliance Officer (or her designee) as to any transactions involving a Covered Security where the Director at the time of the transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15-day period immediately preceding or after the transaction, the Covered Security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund. To the extent an Independent Director must file a report under this section, such report must contain all of the information required above under Section VI(B).

D.	CCO Review and Reporting Requirements

The Chief Compliance Officer (or her designee) reviews reports submitted by Access Persons and prepares a quarterly report to the Adviser’s Compliance Committee of personal securities trading and reporting.

The CCO will submit her own personal securities reports, as required, to a partner who is a member of the Operating Committee who shall fulfill the oversight duties of the CCO with respect to the CCO’s reports.

Reports to the Funds’ Board of Directors

The Chief Compliance Officer of the Funds and the Adviser shall report in writing to the Funds’ Board of Directors at least annually regarding the following matters not previously reported:

•	Significant issues arising, including material violations of the Code of Ethics and violations that, in the aggregate, are material, and any sanctions imposed;

•	Significant conflicts of interest involving the personal investment policies of the Fund or the Adviser, as applicable, even if they do not involve a violation of the Code of Ethics; and

•	The results of monitoring of personal investment activities of Access Persons in accordance with the procedures.

Each such report shall certify that the Funds or Adviser, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

In addition to the annual report, the Chief Compliance Officer shall report to the Funds’ Board of Directors promptly, but no later than the next board meeting, regarding serious violations of this Code that are reported to the Chief Compliance Officer and any exceptions granted pursuant to Section VII below.

The Chief Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Funds’ Board of Directors if she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on an Advised Fund in connection with its holding or acquisition of the security or that no other material violation of this Code has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

The Funds’ Board of Directors shall consider reports made to it hereunder and may impose such sanctions or further sanctions, in addition to any forfeiture it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

VII. Exceptions

If a partner has a beneficial interest in an account which the partner feels should not be subject to the Code’s pre-clearance or reporting requirements, the partner should submit a written request for clarification or an exemption to the Chief Compliance Officer. To the extent applicable, the request should name the account, describe the nature of the partner’s interest in the account, the person or firm responsible for managing the account, and the basis or reasons for which the exemption is being claimed. Requests will be considered on a case-by-case basis by the Chief Compliance Officer. An example of a situation where grounds for an exemption may be present is an account in which the partner has no influence or control (e.g., the partner has a professionally managed account over which the partner has given up discretion). In all transactions involving an account for which an exemption has been granted a partner must, however, conform to the spirit of the Code and avoid any activity which might appear to conflict with the interests of Clients or with the partner’s position with Bridgeway.

Any exceptions granted pursuant to this Section VII shall be reported to the Funds’ Board of Directors as indicated in Section VI above.

VIII. Violations

All Access Persons (including the Adviser’s directors and Exempt-Access Persons) are required to notify the Chief Compliance Officer promptly of any violations (or suspected violations) of the Code and may do so anonymously, if they so choose. As part of our obligation as stewards of other people’s money we take compliance with this Code seriously. Accordingly, Access Persons (including the Adviser’s directors and Exempt-Access Persons) are encouraged to communicate concerns quickly and without fear of reprisal even in cases where, after investigation, it is determined a violation did not occur. Any retaliation against a person reporting a violation will be viewed as a serious breach of the Code. The CCO shall make a written record of and investigate any such reports promptly and take any actions deemed appropriate.

IX. Compliance with Code Acknowledgements

All Access Persons must certify compliance with the Code upon becoming an Access Person and on an annual basis thereafter. Every such person shall certify in writing to the Chief Compliance Officer (or her designee) that:

•	They have received, read and understand the Code;

•	They understand that they are subject to the Code;

•	They have complied and will comply with the requirements of the Code (or for new Access Persons that they will comply); and

•	They have reported or will report all personal securities transactions and accounts required to be reported by the Code.

In addition, the Chief Compliance Officer (or her designee) will provide each person subject to this Code with a copy of any amendments to the Code. Each such person shall certify in writing that they have received, read and understand the amendments to the Code.

A form for this purpose is attached to the Code (Form C).

Each Exempt-Access Person must provide the certification included as Form F initially upon being deemed an Exempt-Access Person and annually thereafter if he/she continues to be deemed an Exempt-Access Person.

X. Record Retention Requirements

The Adviser shall maintain the following records at its principal office:

•	The Code and any related procedures, and any code that has been in effect during the past seven years shall be maintained in an easily accessible place;

•	A copy of any acknowledgements of receipt of the Code will be kept for the duration of each Access Person’s tenure and for seven years thereafter;

•

A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least seven years after the end of the fiscal year in which the violation occurs. Such records of violations will not identify “whistleblower” partners to protect their anonymity;

•

A copy of each report under the Code by (or duplicate brokers’ confirmations/statements for the account of) an Access Person, to be maintained for at least seven years, the first two years in an easily accessible place;

•	A record of all persons subject to this Code during the past seven years;

•	A copy of each report by the Chief Compliance Officer to the Board of an Advised Fund, to be maintained for at least seven years, the first two years in an easily accessible place; and

•	All pre-clearance approvals, and the reasons supporting the decision, are to be maintained for at least seven years.

•	A copy of each certification provided by an Exempt-Access Person (described in Section IX above) for the duration of each such person’s tenure and seven years thereafter.

•

A copy of any exceptions granted pursuant to Section VII of the Code and reasons for granting such exception are to be maintained for the duration of the requesting person’s tenure and seven years thereafter.

Glossary of Defined Terms

•

“Access Person” means: (i) any director, officer, partner or employee of the Adviser or Funds; (ii) any director, officer, general partner or employee of a company in a Control relationship with the Adviser who, in connection with his or her regular functions or duties makes, participates in, or obtains information regarding, the purchase or sale of a Covered Security by a Client or Advised Fund or other advisory Clients for which the Adviser provides investment advice, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural persons in a Control relationship with the Adviser who obtain information concerning recommendations made to a Client or Advised Funds or other advisory Clients with regard to the purchase or sale of a Covered Security. Notwithstanding the foregoing, an Access Person does not include an Exempt-Access Person.

•

“Exempt-Access Person.” The Adviser’s and Funds’ officers, directors, partners and other related persons are presumed to be Access Persons for this Code. However, certain persons, such as certain officers and directors of the Adviser, or other persons, such as temporary employees, often do not have actual access to investment or portfolio information or participate in the recommendation process for Client accounts. Where the CCO has determined that the relevant director, officer, partner or temporary employee: (1) does not have access to nonpublic information with respect to Client holdings, transactions or securities recommendations; and (2) is not involved in the recommendation process, the CCO may determine to treat such person as an “Exempt-Access Person” for purposes of this Code. Exempt-Access Persons must, prior to being so designated and at least annually thereafter, certify to the CCO, in the form attached as Form F, as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination.

•

“Advised Fund” means an investment company registered under the 1940 Act for which the Adviser serves as investment adviser or sub-adviser. Therefore, this includes each series of Bridgeway Funds, Inc. as well as any other funds for which the Adviser serves as investment adviser or sub-adviser.

•

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•

“Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is a beneficial owner for purposes of Section 16 of the 1934 Act. As a general matter, “beneficial ownership” will be attributed to an Access Person in all instances where the person has or shares (i) the ability to purchase or sell the security; (ii) voting power; or (iii) a direct or indirect pecuniary interest in such security, including through any contract, arrangement, understanding, relationship or otherwise.

Beneficial ownership typically includes:

(i)	securities held in a person’s own name;

(ii)	securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

(iii)	securities held by a bank or broker as nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

(iv)	securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

(v)	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO.

•	“Client” includes any person or entity for which the Adviser provides investment advisory services.

•

“Control” has the same meaning as in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. This presumption may be countered by the facts and circumstances of a given situation.

•	“Covered Security” has the meaning given to such term in Section II.B. of the Code.

•

“Exchange-Traded Fund” (“ETF”) includes a type of investment company whose investment objective is to achieve the same return as a particular market index yet it trades like a stock. An ETF is similar to an index fund in that it will primarily invest in the securities of companies that are included in a selected market index. An ETF will invest in either all of the securities or a representative sample of the securities included in the index.

•

“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•

“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

•	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

•

A “Security Held or to be Acquired by a Fund” means any Covered Security which, within the most recent 15 days, is or has been held by an Advised Fund, or is being or has been considered by an Advised Fund or the Adviser for purchase by the Advised Fund, and any option to purchase or sell, and any security convertible into or exchangeable for, any such Covered Security.

Form A - Initial Holdings Report

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated as of*:

Date Report Due:

Date Report Submitted:

*NOTE: Information should be dated no more than 45 days before report is submitted.

[NOTE: you may attach account statements so long as all information required by this form is included on those statements]

Holdings of Covered Securities (Use Additional Forms if Necessary)

Name of Issuer and Title of Security	Type of Security and Exchange Ticker Symbol or CUSIP No. (if applicable)	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no Covered Securities holdings to report, please check here.  ☐

If you do not want this report to be construed as an admission that you have no direct or indirect beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts (accounts in which any securities are held for your direct or indirect benefit)

(Use Additional Forms If Necessary)

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

If you have no securities accounts to report, please check here.  ☐

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics.

Signature                                                                              Date

Form B - Annual Holdings Report

Name of Reporting Person:

Information in Report Dated as of*:

Date Report Due:

Date Report Submitted:

Calendar Year Ended: December 31,

*NOTE: Information should be dated no more than 45 days before report is submitted.

[NOTE: you may attach account statements so long as all information required by this form is included on those statements]

Holdings of Covered Securities (Use Additional Forms if Necessary)

Name of Issuer and Title of Security	Type of Security and Exchange Ticker Symbol or CUSIP No. (if applicable)	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no Covered Securities holdings to report for the year, please check here.  ☐

If you do not want this report to be construed as an admission that you have no direct or indirect beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts (accounts in which any securities are held for your direct or indirect benefit)

(Use Additional Forms If Necessary)

Name of Broker, Dealer or Bank	Date Account Was Established	Name(s) on and Type of Account

If you have no securities accounts to report for the year, please check here.  ☐

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics.

Signature                                                                              Date

Exhibit (p)(41)(v)

Form C - Compliance Certification

Initial Certification
I certify that I:	(i)	have received, read and reviewed the Code of Ethics;
	(ii)	understand the policies and procedures in the Code of Ethics;
	(iii)	recognize that I am subject to such policies and procedures;
	(iv)	understand the penalties for non-compliance;
	(v)	will fully comply with the Code of Ethics; and
	(vi)	have fully and accurately completed this Certificate.

Signature:

Name: (Please print)

Date Submitted:

Date Due:

Annual Certification
I certify that I:	(i)	have received, read and reviewed the Code of Ethics;
	(ii)	understand the policies and procedures in the Code of Ethics;
	(iii)	recognize that I am subject to such policies and procedures;
	(iv)	understand the penalties for non-compliance;
	(v)	have complied with the Code of Ethics and any applicable reporting requirements during this past year;
	(vi)	have fully disclosed any exceptions to my compliance with the Code below;
	(vii)	will fully comply with the Code of Ethics; and
	(viii)	have fully and accurately completed this Certificate.

EXCEPTION(S):

Signature:

Name: (Please print)

Date Submitted:

Date Due:

Certification of Receipt of Amendments
I certify that I:	(i)	have received and reviewed the amendments to the Code of Ethics;
	(ii)	understand the amendments to the Code of Ethics; and
	(iii)	will fully comply with the amendments to the Code of Ethics.

Signature:

Name: (Please print)

Date Submitted:

Date Due:

Form D - Quarterly Transactions Report

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Due:

Date Report Submitted:

[NOTE: you may attach account statements so long as all information required by this form is included on those statements]

Transactions in Covered Securities

Date of Transaction	Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction and Exchange Ticker Symbol or CUSIP No. (if applicable)	Price	Name of Broker, Dealer or Bank Effecting Transaction

If you have no Covered Securities transactions to report for the quarter, please check here. ☐

If you do not want this report to be construed as an admission that you have no direct or indirect beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

Securities Accounts (accounts in which any securities are held for your direct or indirect benefit)

(Use Additional Forms If Necessary)

If you established a securities account during the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you did not establish a securities account during the quarter, please check here.  ☐

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature                                                                              Date

Form E - Pre-Clearance Approval Form

Access Person Instructions:

Complete the applicable sections of this form prior to placing any personal trade that requires advance clearance, and provide it to John Montgomery, Elena Khoziaeva or Michael Whipple for approval. In certain circumstances described in Section IV.B. of the Code of Ethics, the form should be submitted to Linda Giuffré for approval. In all cases access persons need to complete sections 1 and 3 of this form, and section 2 only needs to be completed for IPOs and limited offerings.

Access Person Name:

SECTION 1: Security Information

Purchase / Sale / Other	Security (Name/Description and Ticker/CUSIP)	Quantity (Number of shares/PAR)	Broker/Dealer Bank	Account Number(s)	Type of Order

SECTION 2: For IPOs or Limited Offerings Only (If not an IPO or Limited Offering, skip to section 3.)

1.	Do you have any material nonpublic information concerning the issuer? ☐ Yes ☐ No

If Yes, describe here.

2.	The proposed security is an: ☐ IPO or ☐ Private Placement (check one).

3.	Are you aware of any facts regarding the proposed transaction, including the existence of any substantial economic relationship, between the proposed transaction and any securities held or to be acquired by Bridgeway that may present a potential conflict of interest? ☐ Yes ☐ No

If Yes, describe here.

4.	Describe the nature of any direct or indirect professional or business relationship that you may have with the issuer of the securities.

Provide explanation here.

SECTION 3: Access Person’s Signature

To the best of my knowledge, this proposed transaction(s) does not violate the provisions of Bridgeway’s Code of Ethics and Personal Trading Policy. I am also not aware of any material, non-public information as it relates to this transaction.

Access Person Signature:                                                                                                Date

Form E - Pre-Clearance Approval Form - Continued

SECTION 4: Approval by John Montgomery, Elena Khoziaeva or Michael Whipple – as noted above.

PRE-CLEARANCE REQUEST REVIEW – TO BE COMPLETED BY ONE OF THE ABOVE

NAMED PERSONS

Questions – All Access Persons

1. Is the security being traded by Bridgeway on the same day?	☐ Yes	☐ No

2. Has a recommendation been made to purchase or sell the security?	☐ Yes	☐ No

3. Has a decision been made to purchase or sell the security but the recommendation has not been made yet?	☐ Yes	☐ No

4. Is Bridgeway seriously considering purchasing or selling the security but has not yet made a final decision?	☐ Yes	☐ No

(If the answer to any of the above questions is “yes”, the pre-clearance request must be denied.)

Additional Questions – Investment Management Team Members (skip questions if Access Person is not a member of IMT)

5. Is this security an IPO?	☐ Yes	☐ Yes

6. Is this security held in any client portfolio?	☐ Yes	☐ Yes

(If the answer to Question 5 or 6 is “yes”, the pre-clearance request must be denied. However, the Code does provide an exception under limited circumstances for the approval of sales of securities which are also held in client accounts.)

Comments:

Approved: ☐	Denied: ☐

Signature	Print Name	Date

SECTION 5: Provide signed original to Compliance for Review

TO BE COMPLETED BY COMPLIANCE

Signature	Print Name	Date

Form F

Certification of Rebuttal of Access Person Presumption

I,                                                                                                                       , do hereby certify and affirm that:

1)	I serve as

(position with Adviser)

2)	During the immediately preceding calendar year:

a)	I have not, with respect to any Client account, obtained or sought to obtain information regarding the Client’s purchase or sale of securities;

b)	I have not, with respect to any Advised Fund, made, participated in, obtained or sought to obtain information about, the purchase or sale of a Covered Security or related recommendations;

c)	My regular functions and duties have not, with respect to Advised Funds, related to such recommendations, purchase or sales;

d)	I have not been involved in making securities recommendations to Clients nor have I obtained, or sought to obtain information about such any such recommendations which are non-public;

e)	I am aware of and have complied with all provisions of the Code that are relevant to me and with any policies and procedures of the Adviser and its affiliates relevant to the control of sensitive information about Client accounts or Adviser recommendations to which I may be subject. I further agree to continue to comply with all such policies and procedures, as they may be amended from time to time.

3)	If any of the representations set forth in 2(a) through (e) above ceases to be true, I will inform the Adviser’s CCO promptly, and unless otherwise notified by the CCO, will comply with the relevant Code requirements applicable to Access Persons.

4)	I recognize that I am providing this certification in order to allow the CCO to consider my designation as an Exempt-Access Person. I have read, understand and agree to abide by the Adviser’s Code of Ethics, and in particular, those provisions of the Code relevant to Exempt-Access Persons.

Signature	Date